CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 9, 2003, which appears in the October 31, 2003 Annual Report to Shareholders of Strong Advisor Income Funds, relating to the financial statements and financial highlights of Strong Income Funds II, Inc. (comprised of the Strong Advisor Bond Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 24, 2004